Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$11,000,000	$337.70

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $337.70 is offset against the registration fee due for this offering and of which $858,893.98 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 427
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$11,000,000
LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
FX Basket-Linked Notes
Due September 28, 2009

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:

•      Senior unsecured obligations of Lehman Brothers Holdings Inc.

•      CUSIP: 52517P4H1

•      ISIN: US52517P4H14

•      The notes are designed for investors who believe that the Reference Currencies in at least one of the Baskets will have appreciated relative to the U.S. dollar on the Valuation Date.

•      Baskets and Reference Currencies: Each Basketn is composed of the Reference Currencies identified below, with each Reference Currency in such Basketn having the respective Weighting specified below.

•      Basket 1: Brazilian Real (BRL), Argentine Peso (ARS) and Mexican Peso (MXN), each with a Weighting of 33.34%, 33.33% and 33.33%, respectively.

•      Basket 2: Turkish Lira (TRY), Hungarian Forint (HUF), Israeli Shekel (ILS) and Russian Ruble (RUB), each with a Weighting of 25%

•      Basket 3: Indonesian Rupiah (IDR), Singapore Dollar (SGD), Malaysian Ringgit (MYR) and Indian Rupee (INR), each with a Weighting of 25%

•      Maturity Date: September 28, 2009

•      Valuation Date: September 22, 2009; provided that, upon the occurrence of a Disruption Event (as defined in “Description of the Notes” below) with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Description of the Notes” below).

•      The notes are 100% principal protected if held to maturity.

•      Denominations: U.S.$1,000 and whole multiples of

•      The Additional Amount is a single U.S. dollar amount equal to the principal amount of the notes multiplied by the product of the Leverage times the greatest of the Basket Returns of (a) Basket 1, (b) Basket 2 and (c) Basket 3; provided that the minimum Additional Amount payable on the notes shall be zero.

•      Settlement Rate: For each Reference Currency, the Reference Exchange Rate on the Valuation Date determined in accordance with the applicable Settlement Rate Option (as defined in “Description of the Notes” below) subject to the occurrence of a Disruption Event (as defined in “Description of the Notes” below).

•      Reference Exchange Rates: For each Reference Currency, the spot exchange rate for that Reference Currency quoted against the U.S. dollar expressed as the number units of the Reference Currency per USD 1.

•      Leverage: 150%

•      Basket Return: For each Basketn, the sum of the Weighted Currency Returns for the Reference Currencies in that Basketn.

•      Weighted Currency Returns: For each Reference Currency in each Basketn, the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Settlement Rate for such Reference Currency.

•      Initial Reference Currency Amounts:

U.S.$1,000 in excess thereof.

Payments:

•      No interest payments during the term of the notes.

•      Each note will receive a single U.S. dollar payment on the Maturity Date equal to the principal amount of the notes plus the Additional Amount, if any, which payment is linked to the Basket Returns.

	Basket n	Reference Currency	Initial Reference Currency Rate

	Basket 1	BRL	1.8656
		ARS	3.1700
		MXN	10.9517

	Basket 2	TRY	1.2339
		HUF	177.68
		ILS	4.0297
		RUB	25.0275

	Basket 3	IDR	9163
		SGD	1.5007
		MYR	3.4333
		INR	39.81

Investing in the notes involves risks.  Risk Factors begin on page  S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)(2)	100.000%	U.S.$	11,000,000
Underwriting discount(3)	1.500%	U.S.$	165,000
Proceeds to Lehman Brothers Holdings Inc.	98.500%	U.S.$	10,835,000

(1) Lehman Brothers Holdings Inc. is offering the notes to certain fiduciary accounts at variable prices of between $985 and $1,000 per note pursuant to one or more negotiated transactions, and Lehman Brothers Inc., with respect to any sales made to such accounts, will forego all or a portion of its fees.  Lehman Brothers Inc. will offer the notes to all other purchasers at a purchase price of $1,000 per note.  Lehman Brothers Inc. will receive commissions equal to $15.00 per $1,000 principal amount, or 1.50%, and may pay selling concessions or fees to other dealers not in excess of $15.00 per note.

(2) The price to public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(3) Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about September 28, 2007.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

September 25, 2007

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to the performance of three baskets (the “Baskets”), each Basketn composed of the Reference Currencies identified below, with each Reference Currency in such Basketn having the respective Weighting specified below.

Basket 1 consists of the Brazilian Real (BRL), Argentine Peso (ARS) and Mexican Peso (MXN), each with a Weighting of 33.34%, 33.33% and 33.33%, respectively.  Basket 2 consists of Turkish Lira (TRY), Hungarian Forint (HUF), Israeli Shekel (ILS) and Russian Ruble (RUB), each with a Weighting of 25%.  Basket 3 consists of Indonesian Rupiah (IDR), Singapore Dollar (SGD), Malaysian Ringgit (MYR) and  Indian Rupee (INR), each with a Weighting of 25%.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings Inc., except subordinated debt, and will mature on September 28, 2009 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest before maturity.

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the value of the Reference Currencies in at least one of the Baskets relative to the U.S. dollar. At maturity, you will receive a payment equal to the sum of:

•                  the principal amount of the notes; and

•                  the Additional Amount, if any.

As a result, if you hold the notes until maturity, you will not receive less than the principal amount.

How will the Additional Amount be calculated?

The Additional Amount is a single U.S. dollar amount equal to the principal amount of the notes multiplied by the product of the Leverage times the greatest of the Basket Returns of (a) Basket 1, (b) Basket 2, or (c) Basket 3; provided that the minimum Additional Amount payable on the notes shall be zero.

The Basket Return is, for each Basketn, the sum of the Weighted Currency Returns for the Reference Currencies in that Basketn. The Weighted Currency Return for each Reference Currency in each Basketn is the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Settlement Rate for such Reference Currency.

The Initial Reference Currency Rate for each Reference Currency is as follows:

Basketn	Reference Currency	Initial Reference Currency Rate
Basket 1	BRL	1.8656
	ARS	3.1700
	MXN	10.9517

Basket 2	TRY	1.2339
	HUF	177.68
	ILS	4.0297
	RUB	25.0275

Basket 3	IDR	9163
	SGD	1.5007
	MYR	3.4333
	INR	39.81

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the date hereof in accordance with the applicable Settlement Rate Option (as defined in “Description of the Notes” below).

The Settlement Rate for each Reference Currency is the Reference Exchange Rate on the Valuation Date determined in accordance with the applicable Settlement Rate Option, subject to the occurrence of a Disruption Event (as defined in “Description of the Notes” below).

The Valuation Date is September 22, 2009; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Description of the Notes” below).

The Reference Exchange Rates are the spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as the number units of the Reference Currency per USD 1.

The Leverage is 150%.

For further information concerning the calculation of the Additional Amount, see “Description of the Notes” below.  You can review hypothetical Redemption Amount payment examples under “Description of the Notes—Hypothetical Redemption Amount Payment Examples” below.

How will I be able to find the Basket Return for each Basketn at any point in time?

You can obtain the Basket Return for each Basketn at any time by calling your Lehman Brothers sales representative.

You can review the historical performance of each of the Reference Currencies under “Historical Exchange Rates” below.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as contingent payment debt instruments as described under “Certain United States Federal Income Tax Consequences” below and “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN prospectus supplement.

What happens in the event of a Disruption Event?

If the Calculation Agent determines that a Disruption Event (as defined in “Description of the Notes” below) relating to one or more of the Reference Currencies in any Basketn is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Return for that Basket n using:

•                  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary – Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the agent and the calculation agent for purposes of determining whether the Additional Amount is payable on the Maturity Date as well as determining whether a Disruption Event has occurred.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currencies or in other instruments, such as options, swaps or futures, based on the Reference Currencies. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency-Indexed Notes” specifically, in the MTN prospectus supplement.

DESCRIPTION OF THE NOTES

The U.S.$11,000,000 aggregate principal amount of FX Basket-Linked Notes Due September 28, 2009 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 52517P4H1 and the ISIN number is US52517P4H14. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of September 28, 2009 or if such day is not a New York business day, the next succeeding New York business day.

The notes are offered as foreign exchange-linked notes that allow you to hold a long position in currencies, which are included in three different baskets (the “Baskets”). Each Basketn is composed of the Reference Currencies identified below, with each Reference Currency in such Basketn having the respective Weighting specified below.

Basket 1 consists of the Brazilian Real (BRL), Argentine Peso (ARS) and Mexican Peso (MXN), each with a weighting of 33.34%, 33.33% and 33.33%, respectively.  Basket 2 consists of Turkish Lira (TRY), Hungarian Forint (HUF), Israeli Shekel (ILS) and Russian Ruble (RUB), each with a weighting of 25%.  Basket 3 consists of Indonesian Rupiah (IDR), Singapore Dollar (SGD), Malaysian Ringgit (MYR) and Indian Rupee (INR), each with a weighting of 25%.

If held to the Maturity Date, holders of the notes will receive on the Maturity Date a single payment in U.S. dollars in an amount equal to the Redemption Amount as described below. No interest will accrue during the term of the notes and no interest will be payable on the Maturity Date except in the event that the Redemption Amount is not paid when due, as described below.

The “Redemption Amount” for each note will be an amount equal to the sum of the principal amount of each note plus the Additional Amount, if any.  The Additional Amount is linked to the Basket Return for each Basketn, which in turn is based on the spot exchange rates of the Reference Currencies in each Basketn relative to the U.S. dollar. Holders of the notes will receive on the Maturity Date an amount equal to not less than the principal amount of each note, notwithstanding a possible depreciation of the Reference Currencies in each Basketn as compared to the U.S. dollar.

The “Additional Amount” is a single U.S. dollar amount equal to the principal amount of the notes multiplied by the product of the Leverage times the greatest of the Basket Returns of (a) Basket 1, (b) Basket 2 and (c) Basket 3; provided that the minimum Additional Amount payable on the notes shall be zero.

The “Basket Return” for each Basketn is the sum of the Weighted Currency Returns for the Reference Currencies in that Basketn. The “Weighted Currency Return” for each Reference Currency in each Basketn is the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Settlement Rate for such Reference Currency.

The “Leverage” is 150%.

The “Initial Reference Currency Rate” and “Weighting” for each Reference Currency in each Basket n are as follows:

Basket n	Reference Currency	Initial Reference Currency Rate	Weighting
Basket 1	BRL	1.8656	33.34%
	ARS	3.1700	33.33%
	MXN	10.9517	33.33%

Basket 2	TRY	1.2339	25%
	HUF	177.68	25%
	ILS	4.0297	25%
	RUB	25.0275	25%

Basket 3	IDR	9163	25%
	SGD	1.5007	25%
	MYR	3.4333	25%
	INR	39.81	25%

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date in accordance with the applicable Settlement Rate Option.

The “Settlement Rate” for each Reference Currency is the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

The “Valuation Date” is September 22, 2009; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described below).

The “Reference Exchange Rates” are the spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of currency units per USD 1.

The “Trade Date” is the date hereof.

The “Issue Date” is September 28, 2007.

The “Settlement Rate Option” and “Valuation Business Day” for each Reference Currency are as follows:

Reference Currency	Screen Reference	Valuation Business Day
BRL	BRFR	Brazilia, Rio de Janiero or São Paulo; and New York
ARS**	ARS=BNAR	Buenos Aires and New York
MXN	MEX01	Mexico City and New York
TRY	The EUR/TRY rate on ECB37 divided by the EUR/USD rate on ECB37	TARGET and New York
HUF	The EUR/HUF rate on ECB37 divided by the EUR/USD rate on ECB37	TARGET and New York
ILS	FXIL	Tel Aviv and New York
RUB	EMTA	Moscow and New York
IDR	ABSIRFIX01	Singapore and New York
SGD	ABSIRFIX01	Singapore and New York
MYR	ABSIRFIX01	Singapore and New York
INR	RBIB	Mumbai and New York

** The Settlement Rate Option for ARS is the Argentine Peso/U.S. dollar official fixing rate, expressed as the amount of Argentine Pesos per one U.S. dollar for settlement on the same day (or, if that day is not a business day in Buenos Aires and New York, for settlement on the first succeeding day that is a business day in both Buenos Aires and New York) which appears on the Reuters Screen ARS=BNAR page at the close of business in Buenos Aires on that Valuation Date.

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN prospectus supplement.

If a Disruption Event relating to one or more of the Reference Currencies in any Basketn is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Return for that Basketn using:

•                  for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)      the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) for any Reference Currency other than ARS, IDR, INR or MYR, the conversion of the Reference Currency into USD through customary legal channels; or (y) for any Reference Currency other than ARS, IDR, INR or MYR, the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) for that Reference Currency to accounts outside that Reference Currency Jurisdiction;

(B)        the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)        the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note show scenarios for the Redemption Amount and the Additional Amount payable at maturity per $1,000 principal amount of notes based on values for the Leverage (150%) and scenarios for the Basket Returns of each Basket. Also included below are further examples illustrating how the hypothetical Basket Returns for Basket 1 in the below scenarios are calculated, using values for the Initial Reference Currency Rates for the Reference Currencies in Basket 1 (which were determined on the Trade Date), and their hypothetical Settlement Rates (which will be determined on the Valuation Date).  The following results are based solely on the hypothetical examples cited; the Settlement Rate values for the Reference Currencies, and related Basket Returns, have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate. Numbers in the examples have been rounded for ease of analysis.

Scenario	Basket Return for Basket 1	Basket Return for Basket 2	Basket Return for Basket 3	Greatest of the Basket Returns	Additional Amount = Principal Amount * Leverage * Greatest of the Basket Returns	Redemption Amount = Principal Amount + Additional Amount

1	5%	7%	10%	10%	$150	$1,150
2	–2%	8%	5%	8%	$120	$1,120
3	7%	–4%	5%	7%	$105	$1,105
4	4%	5%	–5%	5%	$75	$1,075
5	–4%	–3%	–5%	0%	$0	$1,000

As described above, the Basket Return for each Basket is equal to the sum of the Weighted Currency Returns for the Reference Currencies in that Basket.  The examples below illustrate how the Basket Return for Basket 1 was calculated in each of the scenarios.

Example 1: BRL, ARS and MXN each appreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0793, or 7.93%.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.8656	1.7537	33.34%	0.0213
ARS	3.1700	2.9481	33.33%	0.0251
MXN	10.9517	9.9660	33.33%	0.0330
	Basket Return = Sum of Weighted Currency Returns =			0.0793

Example 2: BRL, ARS and MXN each depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of
 –0.0384, or –3.84%.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.8656	1.9402	33.34%	–0.0128
ARS	3.1700	3.3285	33.33%	–0.0159
MXN	10.9517	11.2803	33.33%	–0.0097
	Basket Return = Sum of Weighted Currency Returns =			–0.0384

Example 3: BRL and ARS appreciate and MXN depreciates relative to its Initial Reference Currency Rate, resulting in a Basket Return of 0.0177, or 1.77%.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.8656	1.7910	33.34%	0.0139
ARS	3.170	3.0749	33.33%	0.0103
MXN	10.9517	11.1707	33.33%	–0.0065
	Basket Return = Sum of Weighted Currency Returns =			0.0177

Example 4: BRL depreciates and ARS and MXN appreciate relative to its Initial Reference Currency Rate, resulting in a Basket Return of 0.0054, or 0.54%.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.8656	2.1268	33.34%	–0.0409
ARS	3.1700	2.9798	33.33%	0.0213
MXN	10.9517	10.1851	33.33%	0.0251
	Basket Return = Sum of Weighted Currency Returns =			0.0054

Example 5: BRL and ARS depreciate and MXN appreciates relative to its Initial Reference Currency Rate, resulting in a Basket Return of –0.0402, or 4.02%.

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.8656	2.1454	33.34%	–0.0435
ARS	3.1700	3.3919	33.33%	–0.0218
MXN	10.9517	10.1851	33.33%	0.0251
	Basket Return = Sum of Weighted Currency Returns =			–0.0402

HISTORICAL EXCHANGE RATES

General

The notes allow you to hold a long position in three currency Baskets, with each Basket representing a long position in the Reference Currencies in that Basket relative to the U.S. dollar (USD). The Reference Currencies in Basket 1 consist of the Brazilian Real (BRL), Argentine Peso (ARS) and Mexican Peso (MXN), each of which makes up a portion of Basket 1 with a weighting of 33.34%, 33.33% and 33.33%, respectively.  The Reference Currencies in Basket 2 consist of the Turkish Lira (TRY), Hungarian Forint (HUF), Israeli Shekel (ILS) and Russian Ruble (RUB), each of which makes up a portion of Basket 2 with a weighting of 25%.  The Reference Currencies in Basket 3 consist of the Indonesian Rupiah (IDR), Singapore Dollar (SGD), Malaysian Ringgit (MYR) and  Indian Rupee (INR), each of which makes up a portion of Basket 3 with a weighting of 25%.

Historical Data on the Reference Currencies

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending September 19, 2004 through the week ending September 23, 2007 and through the date hereof using historical data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar.  The spot exchange rates used to calculate the Basket Returns are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Returns or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following charts show the hypothetical Basket Return for each of the Baskets at the end of each week in the period from the week ending September 19, 2004 through the week ending September 23, 2007 and the date hereof, based on the hypothetical composite performance of the Reference Currencies in that Basket using data obtained from Reuters; neither we nor Lehman Brothers Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Return for each Basket n was indexed to a level of 0.0 on the date hereof based upon the Reference Exchange Rates determined on that day.  The composite value of the Reference Currencies in each Basket n on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Basket 1

Basket 2

Basket 3

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price on the cover of this pricing supplement and to certain dealers at a discount not to exceed 1.50%. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$11,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

FX BASKET-LINKED NOTES

DUE SEPTEMBER 28, 2009

PRICING SUPPLEMENT

SEPTEMBER 25, 2007

(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)

LEHMAN BROTHERS